  EXHIBIT 6.1

VANDERBILT
FINANCIAL GROUP

REGULATION A+ OFFERING ENGAGEMENT AGREEMENT

April 3, 2020

Mr. Douglas Willmore, CEO
World Tree USA, LLC
1910 South Stapley Drive, Suite 221
Mesa, AZ 85204

Dear Mr. Willmore:

The purpose of this engagement agreement (the "Agreement") is to outline our agreement in principle pursuant to which Vanderbilt Financial Group ("VFG" or "Selling Agent") will act as the lead managing selling agent in connection with a best efforts qualified offering by World Tree USA, LLC, a Nevada limited liability company (the "Company") of up to 7,000,000 Series A 2020 Eco-Tree Units of the Company as may be appropriate on terms and conditions to be mutually agreed between the Company and the Selling Agent, as described herein.

The terms of our agreement in principle are as follows:

1. The Company hereby engages VFG as its lead Selling Agent in a placement of securities (the "Securities") in one or more related transactions (the "Offering") to purchasers pursuant to Tier 2 of Regulation A promulgated under Section 3(b) of the Securities Act of 1933 (the "Securities Act"), as amended by Title IV of the Jumpstart Our Business Startups (JOBS) Act ("Regulation A+").

2. Sales of Regulation A+ Securities are offered on a "Best Efforts" basis only. There is no minimum offering amount required. Notwithstanding, the Company will open a segregated escrow account at City National Bank with VFG and the Company as joint signatories to receive subscription amounts and distribute the net proceeds to the Company and the fees to the Selling Agent.

3. The term of this Agreement shall be for the period (the "Engagement Period") beginning on the date hereof and ending on August 31, 2020, unless extended by mutual agreement of the parties.

4. VFG will act as the lead managing Selling Agent of the Offering and may assemble a selling group in its sole discretion (together "Selling Group"), subject to, among other things, the SEC qualification of the Securities. This Regulation A+ Offering Agreement will be included as an exhibit to the Form 1-A and Offering Circular, as amended.

5. Both parties shall have the right, in their sole discretion, to terminate this Agreement if either determines that the market conditions are not conducive to the Offering or the emergence of

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material adverse information concerning either party. It is understood that the Company intends to file an amendment to the Form 1-A and Offering Circular as soon as reasonably practicable following the execution of this Agreement. Counsel for VFG shall be afforded the opportunity to review said amendment prior to filing.

6. It is anticipated that the Offering will be priced at $1.25 per Unit for the first 2,000,000 Units sold. Thereafter, for the remaining 5,000,000 Units, the Offering price will increase to $1.50 per Unit. The minimum investment is $2,500.00 for the first 2,000,000 Units, and thereafter will be $3,000.00. Closings will take place on a monthly basis. VFG may (i) create a selling group for the Offering comprised of broker-dealers who are registered with the Securities and Exchange Commission (the "Commission") and members of the Financial Industry Regulatory Authority ("FINRA") and/or (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering. Such selling group members ("each a "Selling Group Member") shall be allocated a portion of the Placement Fees payable to VFG pursuant to ¶ 7 below.

7. As previously agreed, the Company will pay to VFG, as consideration for the services described herein, the following compensation:

(a) The Company shall pay to VFG at each closing of accepted Unit subscriptions a cash fee of five percent (5%) of the gross proceeds received by the Company in the Offering ("Placement Fee"); and

(b) In addition to the Placement Fee set forth in ¶ 7(a) above, the Company will pay at closing a marketing allowance to VFG in the amount of one percent (1%) of each Unit subscription accepted; and

(c) The Company shall pay VFG a $15,000.00 fee towards its engagement of VFG's offering legal counsel on the day of execution of this Agreement; and

(d) Investor subscriptions introduced to VFG by the Company and its officers and management shall bear a 2.5% cash fee and 1% marketing allowance to VFG.

(e) Investor subscriptions introduced to VFG by the Company and its officers and management to be made by family offices and clients of registered investment advisors shall bear a 2% cash fee and 1% marketing allowance to VFG. VFG agrees not to solicit any such investors in future securities transactions not related to the Company.

(f) Investor subscriptions introduced to VFG by the Company and its officers and management transmitted from WeFunder shall bear a 1% marketing allowance payable to VFG only.

(g) VFG will receive 2,000 Series A Units (which represents one acre of trees) per each $250,000.00 raised as additional compensation. Each set of Units received may be transferred to officers, directors, representatives, and employees of VFG or its selected broker-dealers who become part of the Selling Group.

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(h) The Company shall prepare a corporate unit record reflecting the names, addresses, number of Units purchased, source of introduction (*i.e.*, VFG), and date of purchase. Said corporate unit record shall be delivered to VFG on or before the final closing. The Company agrees not to solicit subscribers introduced by VFG or its selected dealers on future transactions without the written consent of VFG.

8. VFG shall be entitled to aggregate fees as described in ¶ 7 above, which aggregate fees shall be apportioned among, and allocated by VFG to, the Selling Group Members and soliciting dealers, in VFG's sole discretion.

9. Except for the market expenses of VFG and its Selling Group Members, the Company shall be responsible to pay out of its net proceeds of the Offering all costs and expenses relating to the Offering. This includes, but is not limited to, the preparation and production of offering materials, certificate issuance expenses, bank escrow agent fees and expenses, transfer agent fees and expenses, securities transfer taxes, if any, the cost charged by VFG's or selected broker-dealer's clearing firms related to the depositing of Securities into accounts, the Company's legal, accounting, and other professional fees, including an investor relations firm, virtual data room, travel and presentation expenses, Blue Sky registration fees, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA Corporate Finance Department.

10. The Company shall procure a Directors and Officers Insurance policy at the Company's expense.

11. The Company shall, as soon as practicable following the date hereof, prepare and file with the Commission and the appropriate state securities authorities, if required, an Amendment to the Offering Statement on Form 1-A (the "Offering Statement") under the Securities Act and an Offering Circular included therein (the "Offering Circular") covering the Securities to be sold in the Offering and the Securities underlying the Selling Agent Warrants (as defined below). The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in a form reasonably satisfactory to VFG and its legal counsel and will contain audited financial statements and schedules as may be required under Regulation A and the rules promulgated by the SEC thereunder.

12. The Offering Statement filing will include as an exhibit a proposed form of this Agreement and a selected dealer's agreement, if any. This Agreement will be in form satisfactory to the Company and VFG and will include indemnification provisions and other terms and conditions customarily found in placement agent agreements for primary public offerings.

13. At the time required by each state's securities laws in which the Offering is to be sold and/or by the Securities Act, the Company shall make all necessary state "blue sky" securities law filings at the Company's expense seeking qualification and/or approval of the Offering, if required under the Securities Act and/or state securities law. Once filed, the Company will provide copies of all "blue sky" filings to VFG.

14. The Company represents and warrants to VFG that the entry into this Agreement or the any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other selling agent and/or placement agent. The Company

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further represents and warrants to VFG that there are no selling agents and/or placement agents who have an interest in compensation that would be due to VFG under this Agreement.

15. The Company represents to VFG that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to the exemption from registration afforded by Regulation A+. In effecting the Offering, the Company agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder, the Securities and Exchange Act of 1934 (the "1934 Act") and any regulations thereunder, Title IV of the JOBS Act, Regulation A+, and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto. The Company further represents and warrants that it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder.

16. The Company and VFG agree that neither party will issue press releases or engage in any other publicity with respect to this Agreement, without the other party's prior written consent, which consent shall not be unreasonably withheld. During the Engagement Period or until the Closing, the Company agrees to cooperate with VFG and to furnish, or cause to be furnished, to VFG, any and all information and data concerning the Company (the "Information"). The Company shall provide VFG reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company's assets, properties, books, contracts, commitments and records and to the Company's officers, directors, employees, appraisers, independent accountants, legal counsel, suppliers, customers, financial institutions, and other consultants and advisors.

17. The Company represents and warrants to VFG that (i) all Information made available by the Company to VFG or its agents, representatives and any potential group or selling group member that is (a) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (b) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made; (ii) all projected financial information or other forward-looking information which the Company provides to VFG will have been prepared by the Company in good faith, based on management's best estimates at the time, and based on facts and assumptions which, in light of the circumstances under which they were made, management believes are reasonable; and (iii) all financial Information fairly reflect its financial condition and results of operations at a time and for the periods covered by such financial statements. The Company acknowledges and agrees that in rendering its services hereunder, VFG will be using and relying on such information (and information available from public sources and other sources deemed reliable by VFG) without independent verification thereof by VFG or independent appraisal by VFG of any of the Company's assets and does not and will not assume responsibility for the accuracy or completeness of the Offering Circular or any Information. VFG reserves the right to investigate and independently verify the Company's representations and claims. The Company will be solely responsible for the contents of the Offering Circular (as amended and supplemented and including any information incorporated therein by reference or attached thereto as an exhibit).

18. If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Circular (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements

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therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify VFG of such event and VFG will suspend solicitations of prospective purchasers of the Securities until such time as the Company shall prepare (and the Company agrees that, if it shall have notified VFG to suspend solicitations after the Company has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Circular which corrects such statement(s) or omission(s).

19. VFG represents and warrants to the Company that (i) it has and will maintain all registrations and memberships required to perform its obligations and services hereunder, (ii) it is a member in good standing of FINRA, and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available, (iii) it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder, (iv) it has not and will not knowingly take any action, directly or indirectly that would cause the Offering to violate the provisions of the Securities Act, the 1934 Act, Title IV of the JOBS Act, the respective rules and regulations promulgated or applicable "blue sky" laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Offering in a manner prescribed by Title IV of the JOBS Act and Regulation A+.

20. The Company acknowledges and agrees that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company's accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and VFG shall keep strictly confidential all non-public Information concerning the Company provided to VFG. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by VFG, (b) was known or became known by Agents prior to the Company's disclosure thereof to VFG, (c) becomes known to VFG from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by VFG.

21. This Agreement shall be deemed to have been made and delivered in Woodbury, New York, and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to the conflict of laws principles thereof.

22. If any provision of this Agreement is deemed by an authority of competent jurisdiction (which may include a court or regulatory authority) to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

23. Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party's part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

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24. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by VFG of services hereunder will in no way expose VFG to any liability for any such decisions, acts, actions or omissions of the Company.

25. VFG reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that VFG's aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; *provided, however*, the aggregate compensation otherwise to be paid to VFG by the Company may not be increased above the amounts stated herein without the approval of the Company in writing.

26. The Parties shall use good faith efforts to resolve any disputes that arise under this Agreement. In the event of a dispute, the party with a dispute shall provide written notice, by facsimile or email, of the dispute to the other party. Both Parties shall meet in person or by conference call within fifteen (15) business days of the effective date of a notice of a dispute to resolve the issues in dispute. The effective date of the notice of a dispute is the date that the notice was faxed or e-mailed.

27. Governing Law; Jurisdiction. This Agreement has been entered into and shall be enforced in accordance with the laws of the State of New York, USA, without reference to any principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Nassau, New York for the adjudication of any dispute hereunder or under the agreements delivered in connection herewith, or with any of the transactions contemplated hereby. Each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

28. Indemnification.

(a) In consideration of the services to be provided hereunder, the Company shall indemnify and hold harmless VFG and each of its past or present parents, subsidiaries, and affiliated or related companies, and each of their past and present predecessors, successors, assigns, heirs, executors, administrators, control persons under the Securities Act of 1933, control persons under Section 20 of the Securities and Exchange Act of 1934, employees, independent contractors, representatives, affiliated persons, officers, directors, owners, members, partners, shareholders, managers, principals, agents, representatives, consultants, attorneys, insurers, divisions, affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (each individually an "Indemnified Person") from and against any and all claims, rights, actions, complaints, demands, causes of action, choses in action, charges of

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discrimination, obligations, promises, covenants, errors, omissions, contracts, agreements, controversies, trespasses, suits, debts, sums of money, expenses, losses, damages of any kind, attorney's fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known or unknown, suspected or claimed or not suspected or claimed, fixed or contingent, whether in law, admiralty, or equity, however denominated, to which such Indemnified Person may become subject arising out of, concerning, relating to, or in connection with the Offering, any offering documents or other materials or statements, the breach of any representation or warranty made by the Company, any breach of this Agreement by the Company, any violation of state or federal securities laws, rules, or regulations by the Company, the rendering of services hereunder by any Indemnified Person except to the extent that such losses, claims, damages or liabilities are determined in final, non-appealable judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person subject to the contribution provisions below, and reimburse such Indemnified Person for reasonable legal and other costs and expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, whether or not such Indemnified Person is a party, and any appeals therefrom; and

(b) VFG shall indemnify and hold harmless the Company and each of its past or present parents, subsidiaries, and affiliated or related companies, and each of their past and present predecessors, successors, assigns, heirs, executors, administrators, control persons under the Securities Act of 1933, control persons under Section 20 of the Securities and Exchange Act of 1934, employees, independent contractors, representatives, affiliated persons, officers, directors, owners, members, partners, shareholders, managers, principals, agents, representatives, consultants, attorneys, insurers, divisions, affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (each individually an "Indemnified Person") from and against any and all claims, rights, actions, complaints, demands, causes of action, choses in action, charges of discrimination, obligations, promises, covenants, errors, omissions, contracts, agreements, controversies, trespasses, suits, debts, sums of money, expenses, losses, damages of any kind, attorney's fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known or unknown, suspected or claimed or not suspected or claimed, fixed or contingent, whether in law, admiralty, or equity, however denominated, to which such Indemnified Person may become subject arising out of, concerning, relating to, alleged improper sales practices in connection with the Offering, the breach of any representation or warranty made by VFG, any breach of this Agreement by VFG, any violation of state or federal securities laws, rules, or regulations by VFG, the rendering of services hereunder by any Indemnified Person except to the extent that such losses, claims, damages or liabilities are determined in final, non-appealable judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person subject to the contribution provisions below, and reimburse such Indemnified Person for reasonable legal and other costs and expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, whether or not such Indemnified Person is a party, and any appeals therefrom.

(c) The Company and VFG agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind; and

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(ii) promptly after receipt by an Indemnified Party or the Company of notice any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, the Indemnified Person or the Company shall notify the other in writing of such involvement. This indemnification shall survive any termination of this Agreement. This indemnity applies to all claims, however raised or denominated, including but not limited to counter-party claims and third-party claims. Further, this indemnity is not subject to any limitation of liability or exclusion of damages provisions set forth herein.

(d) If for any reason the foregoing indemnity is unavailable to any Indemnified Person or insufficient to hold any Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by any Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and any Indemnified Person on the other, but also the relative fault of the Company on the one hand and the Indemnified Person on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Indemnified Persons' total share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by VFG under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by VFG).

(e) These provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Person under this Agreement or otherwise.

29. The provisions set forth in §§ 7, 20, 26, 27, and 28 shall survive termination of this Agreement.

30. The Company shall not accept nor enter into any transaction with any person and/or entity introduced to the Company by VFG, which either intentionally or unintentionally would directly or indirectly circumvent the payment, in full or in part, of any and all consideration that would be due VFG pursuant to this Agreement. All consideration pursuant to this Agreement would be immediately due and payable to VFG if the Company entered into any such transaction.

31. The Company acknowledges that in performing its services, VFG is acting as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. The Company acknowledges that in performing its services hereunder, VFG shall act solely pursuant to a contractual relationship on an arm's length basis (including in connection with determining the terms of any Offering). Any review by VFG of the Company, the offering contemplated hereby or other matters relating to such offerings has been and shall be performed solely for the benefit of VFG and shall not be on behalf of the Company. The Company agrees that it shall not claim that VFG owes a fiduciary duty to the Company in connection with such transaction or the process leading thereto. No one other than the Company is authorized to rely upon engagement of VFG hereunder or any statements, advice, opinions or conduct by VFG. The Company further acknowledges that VFG may perform certain of the services

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described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement. This Paragraph shall survive the termination or expiration of this Agreement.

32. The Company and VFG represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and make it a binding obligation and that the execution, delivery, and performance of this Agreement does not breach or conflict with any agreement, document, or instrument to which it is a party or bound.

33. The Company acknowledges that VFG and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which VFG may acquire information of interest to the Company. VFG shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

34. To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (*e.g.*, a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

35. This Agreement is binding upon the parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

36. Neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the parties hereto without the prior written consent of the other parties hereto, except as expressly permitted herein.

37. This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral) and constitute the entire understanding among the Parties as to the subject matter of this Agreement.

38. The Company acknowledges and agrees that VFG, its officers, directors, employees, representatives, and attorneys have not provided and will not provide any tax, accounting, or legal advice nor made any representations regarding tax, accounting, or legal consequences of any aspects of this Agreement or the Offering or any of the Services contemplated hereunder.

39. Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

40. Each party hereto and his, her, or its respective counsel or representatives have had an opportunity to review and revise this Agreement and agree that the normal rules of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

41. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement. Facsimile,

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executed documents scanned and transmitted electronically, and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned, and electronic signatures having the same legal effect as original signatures.

We are delighted at the prospect of continuing our working relationship with you. Please confirm that the foregoing correctly sets forth our Agreement by returning one executed copy to our corporate office at 125 Froehlich Farm Boulevard, Woodbury, NY 11797 or and electronic copy to steve@vanderbiltsecurities.com.

Very truly yours

VANDERBILT FINANCIAL GROUP

By:	/s/ Stephen A. Distante
Stephen A. Distante, Chairman

AGREED AND ACCEPTED:

WORLD TREE USA, LLC

By:	/s/ Douglas Willmore
Douglas Willmore, CEO

Tel: 631-845-5100 • Fax: 631-845-4531 • 125 Froehlich Farm Blvd, Woodbury, NY 11797 • www.vanderbiltfinancialgroup.com

Vanderbilt Financial Group is the marketing name for Vanderbilt Securities, LLC and its affiliates

Securities offered through Vanderbilt Securities, LLC • Member: FINRA, SIPC • Registered with MSRB

Advisory Services offered through Vanderbilt Advisory Services, LLC
Insurance Services offered through Vanderbilt Insurance and other agencies
Clearing Agent: Fidelity Clearing & Custody Solutions

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